                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               MGI PHARMA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

LOGO
                                MGI PHARMA, INC.

                            Suite 300E, Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                              __________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 9, 1995

TO THE SHAREHOLDERS OF MGI PHARMA, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of MGI PHARMA, INC. ("MGI" or the "Company") will be held on Tuesday, May 9, 1995, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central time, for the following purposes:

          1. To elect a Board of six directors to serve for the ensuing year and until their successors are elected;

          2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1995; and

          3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Only holders of record of MGI Common Stock at the close of business on March 13, 1995 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                [Signature of James V. Adam]

                                James V. Adam
                                Secretary

March 31, 1995

LOGO
                               MGI PHARMA, INC.

                            Suite 300E, Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                              __________________

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 9, 1995

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. ("MGI" or the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Tuesday, May 9, 1995, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about March 31, 1995. A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1994 is being furnished to each shareholder with this Proxy Statement.

  All holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 13, 1995 will be entitled to vote at the Annual Meeting. As of that date, a total of 11,951,244 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named in the Proxy Statement. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the ratification of the appointment of KPMG Peat Marwick LLP ("KPMG Peat Marwick") as the Company's independent auditors. If a shareholder abstains (or indicates a "withhold vote for" as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

  So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

  Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but in addition, employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission or in person. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $6,500, plus reasonable expenses incurred, for its services.

                             ELECTION OF DIRECTORS

  The Company's Restated Articles of Incorporation provide that the Board of Directors shall consist of no fewer than three members and require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to, the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, "control" is defined as direct or indirect beneficial ownership of more than 25% of a corporation's voting stock.

  Six directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below. Each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the nominees is set forth below:


                                                                          PRINCIPAL OCCUPATION AND BUSINESS
           NAME              AGE  DIRECTOR SINCE                            EXPERIENCE FOR PAST FIVE YEARS
----------------------       ---  --------------                          ---------------------------------

Frederick W. Armstrong        64  March 1988      Retired corporate executive; prior to retirement in January 1992, Vice President of American Cyanamid Company (chemicals, pharmaceuticals, agricultural and consumer products) since December 1985 (1)

Charles E. Austin             67  March 1981      Retired corporate executive; board member and advisor to several publicly and privately held companies (2)

Hugh E. Miller                59  October 1992    Retired corporate executive; prior to retirement in December 1990, Vice Chairman and Director of ICI Americas Inc. (chemicals, pharmaceuticals, agricultural, consumer and specialty products) since October 1989 (3)

Robert W. Powell, Jr.         64  December 1988   Retired corporate executive; advisor to Aegis Research Corporation; prior to retirement in August 1992, Vice President and Treasurer of Martin Marietta
                                                  Corporation (aerospace, technology, electronics and information management) since
                                                  April 1985

Lee J. Schroeder              66  May 1989        President and Director, Lee Schroeder & Associates, Inc. (pharmaceutical industry consultants) since April 1985 (4)

Kenneth F. Tempero            55  September 1987  Chairman of the Board and Chief Executive Officer of MGI since September 1987 (5)
------------------------

(1) Mr. Armstrong is also a director of CYTEC Industries Inc.
(2) Mr. Austin is also a director of Embrex Inc., Cytogen, Inc. and Hyal Pharmaceutical, Inc.
(3) Mr. Miller is also a director of Wilmington Trust Corporation
(4) Mr. Schroeder is also a director of FirsTier Bank Lincoln, N.A., Interneuron Pharmaceuticals, Inc. and Celgene Corporation.
(5) Dr. Tempero is also a director of EMPI, Inc.


  The Board of Directors has an audit committee consisting of Messrs. Miller and Powell, a compensation committee consisting of Messrs. Armstrong, Austin and Schroeder and a nominating committee consisting of Messrs. Austin and Schroeder and Dr. Tempero. The audit committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees and officers. The nominating committee considers and makes recommendations to the Board with respect to the number and qualifications of the members of the Board of Directors and the persons to be nominated for election to the Board of Directors. During 1994, the audit committee held two meetings and the compensation committee held three meetings. The nominating committee carries out its duties without holding any formal meetings. In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet on an informal basis to identify and present such persons for consideration by the Board of Directors. Shareholder recommendations of potential nominees to the Board of Directors are welcomed at any time and should be made in writing, accompanied by pertinent information regarding nominee background and experience, to the Secretary of the Company.

  During 1994, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees. The Company's Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings.

  Compensation payable to nonemployee directors for service on the Board of Directors and committees thereof for the next term of office is established each year at the meeting of the Board of Directors preceding the Company's annual meeting of shareholders. Each nonemployee director currently receives $1,000 for each meeting of the Board of Directors that he attends in person. Under the Company's 1993 Nonemployee Director Stock Option Plan (the "Director Plan"), each nonemployee director automatically receives an option to purchase 7,500 shares of Common Stock on the day following his reelection to the Board of Directors. In addition, each new nonemployee director will receive an option to purchase 10,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors. The exercise price of all such options granted under the Director Plan is the fair market value of the Common Stock on the date of grant.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows.

              NAME                 AGE                                 POSITION
------------------------------     ---  --------------------------------------------------------------------------------

Kenneth F. Tempero, M.D., Ph.D.     55  Chairman of the Board and Chief Executive Officer since September 1987

Charles C. Muscoplat, Ph.D.         46  Executive Vice President, New Business since November 1987

James V. Adam                       46  Vice President, Chief Financial Officer, Secretary and Treasurer since March 1988

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Overview

  The Board of Directors has delegated to the compensation committee (the "Committee") the authority and responsibility to establish and make certain decisions with respect to the compensation of the Company's executive officers, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees, including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive programs. The Committee is composed entirely of independent, outside directors of the Company.

  Through its executive compensation policies, the Company seeks to attract and retain highly qualified executives who will contribute positively to the Company's continued progress. To achieve these goals, the Company emphasizes compensation arrangements that are tied to Company performance and which provide key employees the opportunity to acquire a significant ownership interest in the Company through stock options, restricted stock and restricted stock units and through stock purchases. The Committee also believes that the availability of certain benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available a range of benefit programs to its employees (including its executive officers), including life and disability insurance, a 401(k) savings plan, a money purchase retirement plan, an employee stock purchase plan and other benefit programs.

  Process

  In preparation for its annual compensation decisions, the Committee reviews the progress the executive officers have made in leading the Company towards both short- and long-term goals. In order to match the executive officers' goals with shareholder goals, the Committee's general policy has been to hold base salary adjustments to increments that reflect changes in the cost-of-living (once the officer has reached a reasonable level of compensation as determined by the Committee), to reward past performance with cash bonuses and to use stock option grants as a means of motivating executive officers to perform at the highest possible level in the future. The Committee intends to make the total compensation package for executive officers competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's longer-term market performance. For this purpose, the Committee compares the Company with a self-selected group of development stage pharmaceutical companies with similar market capitalizations, business characteristics and strategies.

  In making compensation decisions regarding the Company's executive officers, the Committee first meets with Dr. Tempero, the Company's Chief Executive Officer, who presents his recommendations with respect to compensation for the other executive officers. The Committee, with Dr. Tempero not present, then reviews Dr. Tempero's recommendations related to the other executive officers and makes its own independent determination with respect to each executive officer, as well as with respect to Dr. Tempero.

  Executive Compensation Program

  The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis include (a) base salaries, (b) stock incentive compensation and (c) performance-based, incentive bonuses. The Committee makes determinations with respect to these components based on a subjective evaluation of each officer, after consideration of both Company and individual performance objectives and recommendations of the Company's compensation consultant, Frederick W. Cook & Co., Inc. (the "Compensation Consultant"), hired by the Committee in 1993.

  At its meeting in January 1994, the Committee set 1994 base salaries for the executive officers and made 1994 stock option grants to those officers. Dr. Muscoplat received a modest increase in base salary of approximately 3% in line with cost-of-living increases in 1993. In connection with the recommendations of the Compensation Consultant, Mr. Adam's base cash compensation was increased by approximately 10% for 1994, based on the Committee's conclusion that Mr. Adam's salary was below the median industry range. At the same time, options to purchase 22,000 shares of the Company's Common Stock were awarded by the Committee to both Dr. Muscoplat and Mr. Adam. These options vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled "Option Grants During Year Ended December 31, 1994," which follows this report. The size of the option grants was based on the Committee's subjective judgment that these amounts were appropriate to retain these highly qualified officers in coming years and to provide an incentive for continued high quality performance after evaluating the information provided and recommendations made by the Compensation Consultant. The size of the option grants was also based on the Committee's 1993 determination that the executive officers' ownership stake in the Company should be increased over the next several years, after consideration of the amount and terms of stock options already held by Dr. Muscoplat and Mr. Adam.

  Cash incentive bonuses for 1994 were awarded shortly after the end of 1994. The compensation program for executive officers in 1994 was a continuation of the compensation program adopted by the Committee in 1993. Under the bonus program, base cash compensation coupled with a 30% cash bonus was considered by the Committee to be a fair payment for good performance by the Company's executive officers, other than Dr. Tempero. This determination was based primarily on compensation data from comparable companies and the Committee's conclusion that a 30% bonus would place the compensation of the executive officers on a par with the middle tier of such comparable companies. At its meeting in January 1995, the Committee awarded cash bonuses for 1994 in the range of 11% to 14% of 1994 base salaries to the executive officers, other than the Chief Executive Officer. The size of the cash bonuses was based on the significant achievements of the executive officers in: (i) obtaining approval by the United States Food and Drug Administration to market Salagen(R) Tablets, the Company's lead product, (ii) subsequently launching the product into the pharmaceutical marketplace within less than two months after receipt of FDA approval, and (iii) expanding the international market for Salagen(R) Tablets by finalizing licensing agreements with Kissei Pharmaceutical Co., Ltd. and The Upjohn Company of Canada to register and market Salagen(R) Tablets in Japan and Canada, respectively. Cash bonuses for 1994 were lower in amount than for 1993 due, in large part, to disappointing sales growth for Salagen(R) Tablets following product launch and to the continuing gap in the Company's short-term product pipeline. In awarding the 1994 cash bonuses, the Committee also considered the individual accomplishments of the executive officers and of the operating groups reporting to each executive officer.

  Compensation of the Chief Executive Officer

  Dr. Tempero is compensated in accordance with the criteria discussed above relating to the executive compensation program. The Committee makes subjective decisions regarding Dr. Tempero's compensation contemporaneously with that of the other executive officers. Dr. Tempero received slightly less than a 2% increase in base salary for 1994. At the same time, the Committee awarded Dr. Tempero options to acquire 60,000 shares of Common Stock. These options have the same vesting and pricing terms as the options granted to the other executive officers, as described in the table entitled "Option Grants During Year Ended December 31, 1994," which follows this report. As with the other executive officers, the size of Dr. Tempero's option grant was based on the Committee's subjective judgment that this amount was appropriate to retain his services in coming years and to provide an incentive for continued high quality performance. The size of the option grant was also based on the Committee's 1993 determination that the executive officers' ownership stake in the Company should be increased over the next several years, after consideration of the amount and terms of stock options already held by Dr. Tempero.

  The compensation program for Dr. Tempero, as with the other executive officers as set forth above, was a continuation of the compensation program adopted by the Committee in 1993, with a combination of 1994 base salary and a 45% bonus considered to be a fair payment for good performance by the Chief Executive Officer. Early in 1995, the Committee awarded Dr. Tempero 18% of his 1994 base salary as a cash bonus for 1994, which was lower in amount than for 1993 due primarily to disappointing sales growth for Salagen(R) Tablets following product launch and the continuing gap in the Company's short-term product pipeline.

  While not required as part of this report, it should be noted that no increases in 1995 base cash compensation were granted to the Company's executive officers by the Board of Directors at its meeting held in January 1995.

  Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this new tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company's long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included a provision in its 1994 Stock Incentive Plan intended to preserve the full deductibility of certain performance-based compensation under the Code.


FREDERICK W. ARMSTRONG,
CHARLES E. AUSTIN and
LEE J. SCHROEDER,
The Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the two other executive officers of the Company.


                                                         LONG-TERM
                                   ANNUAL COMPENSATION  COMPENSATION
                                   -------------------  ------------
                                                           AWARDS
                                                        ------------
                                                         SECURITIES
         NAME AND                                        UNDERLYING      ALL OTHER
    PRINCIPAL POSITION       YEAR   SALARY     BONUS      OPTIONS     COMPENSATION (1)
--------------------------   ----   --------  --------  ------------  ----------------

Kenneth F. Tempero           1994   $275,000  $ 50,000     60,000         $28,576
Chairman and                 1993    270,000   150,000     50,000          33,574
Chief Executive Officer      1992    260,000   105,000     25,000          18,442

Charles C. Muscoplat         1994   $175,560  $ 20,000     22,000         $25,906
Executive Vice President,    1993    170,600    71,000     25,000          22,223
New Business                 1992    165,600    47,000     12,000          19,101

James V. Adam                1994   $144,000  $ 20,000     22,000         $23,274
Vice President, Chief        1993    131,160    59,000     20,000          16,899
Financial Officer,           1992    126,720    36,000     10,000          12,891
Secretary and Treasurer

_____________________

(1) These amounts represent the Company's contributions to the Company's Retirement Savings Plan, Money Purchase Retirement Plan and split dollar insurance plan.

    Company contributions under the Retirement Savings Plan are made in the form of MGI Common Stock. The amounts included under this column attributable to Company contributions to the Retirement Savings Plan represent the fair market value of MGI Common Stock on the date of the Company's contribution. For 1994, Company contributions were as follows: Dr. Tempero, $6,750, Dr. Muscoplat, $6,750, and Mr. Adam, $6,480.

    Company contributions under the Money Purchase Retirement Plan are made annually following the end of each calendar year. For 1994, Company contributions were as follows: Dr. Tempero, $14,388, Dr. Muscoplat, $14,388, and Mr. Adam, $12,089.

    The Company pays a portion of the premium on the split dollar life insurance plan and proceeds payable under or the cash surrender value of such plan are first payable to the Company up to the amount of premiums paid by the Company. For 1994, Company payments were as follows: Dr. Tempero, $7,438, Dr. Muscoplat, $4,768, and Mr. Adam, $4,705.

  None of the Company's executive officers currently has a written employment agreement. Each executive officer does, however, have a termination agreement with the Company providing that, following a "Change in Control" (as defined) of the Company, if such officer is terminated by the Company without "Cause" (as defined) or leaves for "Good Reason" (as defined), then (i) such officer will be entitled to receive a lump-sum cash payment equal to 36 times his monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher, which as of this date, would amount to $825,000 for Dr. Tempero, $526,680 for Dr. Muscoplat, and $432,000 for Mr. Adam) and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between such officer and the Company will terminate. The lump-sum amount payable under each termination agreement is subject to reduction to avoid nondeductibility of any payment or benefit (under the termination agreement or any other arrangement with such officer) solely by reason of Section 280G of the Code. Section 280G provides that if "parachute payments" (compensatory payments contingent on a change in control) made to a covered individual exceed three times such individual's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual's base amount will not be deductible by the Company. Under the termination agreements, "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and "Good Reason" is defined to include a change in the officer's responsibility or status, a reduction in salary or benefits or a mandatory relocation.

STOCK OPTIONS

  The following table summarizes option grants made by the Company to each of its executive officers named in the Summary Compensation Table above as a part of such person's 1994 base compensation.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1994

                                       INDIVIDUAL GRANTS
                         ------------------------------------------------           POTENTIAL REALIZABLE
                                         % OF                                         VALUE AT ASSUMED
                                         TOTAL                                        ANNUAL RATES OF
                          NUMBER OF     OPTIONS                                         STOCK PRICE
                         SECURITIES   GRANTED TO   EXERCISE                             APPRECIATION
                         UNDERLYING    EMPLOYEES    OR BASE                         FOR OPTION TERM (2)
                           OPTIONS     IN FISCAL     PRICE     EXPIRATION      ------------------------------
        NAME             GRANTED (1)   YEAR 1994   ($/SHARE)      DATE               5%              10%
-----------------------  -----------  ----------   ---------   ----------      ------------      ------------

All Shareholders'
   Stock Appreciation        N/A          N/A          N/A         N/A         $101,417,669      $256,948,651

Kenneth F. Tempero          60,000       16.23%      $13.50      1/06/04       $    509,405      $  1,290,931

Charles C. Muscoplat        22,000        5.95%      $13.50      1/06/04       $    186,782      $    473,342

James V. Adam               22,000        5.95%      $13.50      1/06/04       $    186,782      $    473,342

____________________
(1) The options are exercisable as follows: 25% of such option shares on January 6, 1995; 50% of such option shares on January 6, 1996; 75% of such option shares on January 6, 1997; and 100% of such option shares on January 7, 1998. All options become fully exercisable upon the occurrence of certain changes in control. Upon the occurrence of certain defined acceleration events, these options would become immediately exercisable. All options were granted with an exercise price equal to $13.50, the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant. All options were granted in tandem with limited stock appreciation rights (a "Limited Right"). Each Limited Right is exercisable for cash in lieu of such associated options only upon the occurrence of certain changes in control.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. If the price of the Common Stock were to appreciate at 5% and 10%, respectively, compounded annually for ten years, then the Common Stock would have a price on January 6, 2004 of $21.99 and $35.01 per share, respectively (assuming no change in the number of outstanding shares of the Common Stock).


  The following table summarizes option exercises during the year ended December 31, 1994 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 1994.

        AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 1994
                 AND VALUE OF OPTIONS HELD AT DECEMBER 31, 1994

                                                           NUMBER OF
                                                           SECURITIES           VALUE OF
                                                           UNDERLYING         UNEXERCISED
                                                          UNEXERCISED         IN-THE-MONEY
                                                        OPTIONS HELD AT     OPTIONS HELD AT
                                                       DECEMBER 31, 1994   DECEMBER 31, 1994
                        SHARES ACQUIRED     VALUE        (EXERCISABLE/       (EXERCISABLE/
         NAME             ON EXERCISE    REALIZED (1)    UNEXERCISABLE)    UNEXERCISABLE) (1)
--------------------    ---------------  ------------  -----------------   ------------------

Kenneth F. Tempero           48,620      $360,727.50      229,630/98,750    $24,172.50/$0.00

Charles C. Muscoplat         46,100      $316,987.50      130,038/41,250    $14,036.00/$0.00

James V. Adam                14,040      $ 94,770.00       70,000/37,500    $70,437.50/$0.00

__________________

(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or December 31, 1994.

COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total shareholder return on MGI's Common Stock with the cumulative total return on The Nasdaq Stock Market (U.S. Companies) Index and on The Nasdaq Pharmaceutical Stock Index for the last five fiscal years (assuming the investment of $100 in each on December 29, 1989, and the reinvestment of all dividends).


                              [PERFORMANCE GRAPH]

                                         12/29/89  12/31/90  12/31/91  12/31/92  12/31/93  12/30/94
                                         --------  --------  --------  --------  --------  --------

MGI PHARMA, INC.                           100.0     105.9     435.3     288.2     347.1     147.1
Nasdaq Stock Market (U.S. Companies)       100.0      84.9     136.3     158.6     180.9     176.9
Nasdaq Pharmaceutical Stock Index          100.0     119.9     318.8     265.5     236.6     178.4

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth as of March 15, 1995, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

                                                Amount and Nature
Name of Beneficial Owner                     of Beneficial Ownership  Percent of Class
------------------------                     -----------------------  ----------------

Kopp Investment Advisors, Inc. (1)                  2,225,663              18.6%
  6600 France Avenue
  Suite 672
  Edina, Minnesota 55435

American Cyanamid Company (2)                         941,483               7.9%
  One Cyanamid Plaza
  Wayne, New Jersey 07470

Frederick W. Armstrong (3)                             26,282                 *

Charles E. Austin (3) (4)                              69,782                 *

Hugh E. Miller (3)                                     10,875                 *

Robert W. Powell, Jr. (3)                              11,075                 *

Lee J. Schroeder (3)                                   19,571                 *

Kenneth F. Tempero (3) (5) (6)                        394,058               3.3%

Charles C. Muscoplat (3) (6)                          207,306               1.7%

James V. Adam (3) (6)                                 111,186                 *

All directors and executive                           850,135               7.1%
  officers as a group (8 persons) (3) (6)

_______________________

* Less than 1%

(1) Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 10, 1995, filed with the Securities and Exchange Commission. Such
    Schedule 13G indicates that while Kopp Investment Advisors, Inc. beneficially owns and exercises shared investment discretion with respect to such shares, it does not vote and is not the record owner of such shares.

(2) Disclosure is made in reliance upon a statement on Schedule 13D, dated as of December 1, 1994, filed with the Securities and Exchange Commission. Such
    Schedule 13D indicates that American Cyanamid Company is a subsidiary of American Home Products Corporation.

(3) Includes the following number of shares which could be acquired within 60 days of March 15, 1995 through the exercise of stock options: Mr. Armstrong, 21,282 shares; Mr. Austin, 23,782 shares; Mr. Miller, 6,875 shares; Mr. Powell, 6,875 shares; Mr. Schroeder, 12,298 shares; Dr. Tempero, 244,630 shares; Dr. Muscoplat, 135,538 shares; Mr. Adam, 75,500 shares; and all directors and executive officers as a group, 526,780 shares.

(4) Excludes 7,000 shares beneficially owned by Mr. Austin's spouse and disclaimed by Mr. Austin.

(5) Excludes 57,583 shares beneficially owned by Dr. Tempero's spouse and 3,200 shares beneficially owned by a trust for the benefit of Dr. Tempero's children and disclaimed by Dr. Tempero.

(6) Includes the following number of shares beneficially owned through the Company's Retirement Savings Plan: Dr. Tempero, 7,538 shares; Dr. Muscoplat, 8,064 shares; and Mr. Adam, 12,650 shares.

                              CERTAIN TRANSACTIONS

  Pursuant to the Company's Stock Acquisition Assistance Loan Program (the "Loan Program"), the Company may make loans to selected key employees for the exercise of options granted under its 1984 Stock Option Plan and its 1994 Stock Incentive Plan or payment of taxes resulting from exercise of nonqualified stock options granted under the 1984 Stock Option Plan and 1994 Stock Incentive Plan or conversion of restricted stock units. The Loan Program is administered by the Compensation Committee. All loans made under the Loan Program bear interest at a rate equal to the lesser of (i) the minimum applicable rate to prevent imputation of interest as publicly announced from time to time by the Internal Revenue Service (7.19% as of March 1, 1995), and (ii) 4.5% above the discount rate on ninety-day commercial paper in effect at the Federal Reserve Bank in the Federal Reserve District encompassing Minnesota (5.25% as of March 1, 1995). Accrued interest is payable annually prior to maturity. Loans are full recourse, unsecured obligations with principal and accrued interest payable on demand (or upon earlier default, death or termination of employment). The amount of principal and accrued interest which may be outstanding to any participant on any date under the Loan Program may not exceed 200% of such participant's annual base salary on such date.

  As of December 31, 1994, Dr. Tempero, Dr. Muscoplat and Mr. Adam had outstanding balances under the Loan Program of $549,400, $86,875 and $52,650, respectively, all of which was borrowed in connection with the exercise of stock options by such individuals. The largest amount outstanding under the Loan Program during 1994 was $549,964 for Dr. Tempero, $91,875 for Dr. Muscoplat and $52,650 for Mr. Adam.

                            SECTION 16(A) REPORTING

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1994, all Section 16(a) reporting requirements applicable to the Company's directors, executive officers and such beneficial owners were complied with.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed KPMG Peat Marwick as independent auditors for the Company for the fiscal year ending December 31, 1995. A proposal to ratify that appointment will be presented at the Annual Meeting. KPMG Peat Marwick has served as the Company's auditors since the Company's incorporation and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the appointment of KPMG Peat Marwick is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Any proposal by a shareholder to be presented at the next annual meeting of shareholders must be received at the Company's principal executive offices, Suite 300E, Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, no later than November 18, 1995.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [Signature of James V. Adam]

                                          James V. Adam
                                          Secretary
March 31, 1995

PROXY

                                MGI PHARMA, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 31, 1995, revoking all prior proxies, hereby appoints Kenneth F. Tempero and James V. Adam, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of MGI PHARMA, INC. (the "Company") to be held on May 9, 1995, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

1. ELECTION OF FREDERICK W. ARMSTRONG, CHARLES E. AUSTIN, HUGH E. MILLER, ROBERT
   W. POWELL, JR., LEE J. SCHROEDER AND KENNETH F. TEMPERO AS DIRECTORS FOR THE TERM DESCRIBED IN THE PROXY STATEMENT.

     [_] VOTE FOR all nominees listed         [_] WITHHOLD AUTHORITY to vote for
         above (except as marked to               all nominees listed above.
         the contrary below).

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR ITEM 2 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

              (continued and to be dated and signed on other side)



    Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have signed in full corporate name by President or other authorized officer. If a partnership, please have signed in partnership name by authorized person.


                                              ---------------------------------
                                                          Signature

                                              ---------------------------------
                                                 Signature (if held jointly)

                                              DATED: ____________________, 1995

                                              PLEASE MARK, SIGN, DATE AND
                                              RETURN THIS PROXY CARD PROMPTLY
                                              USING THE ENCLOSED ENVELOPE